Office of the Minnesota Secretary of State Minnesota Business & Nonprofit Corporations Amendment to Articles of Incorporation Minnesota Statutes, Chapter 302A or 317A

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Filing Fee:

1.  Corporate Name: (Required)

                                        Swordfish Financial

List the name of the company prior to any desired name change

2.  This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

01-08-2014
Format: (mm/dd/yyyy)

3.  The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional pages.

ARTICLE   III

See Attachment

4.  This amendment has been approved pursuant to Minnesota Statutes, Chapter 302A or 317A.

5.  I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. I understand that by signing this document I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this document under oath.

/s/ Clark Ortiz	01-08-2014
Signature of Authorized Person or Authorized Agent	Date

Email Address for Official Notices
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Clark.Ortiz@SwordfishFinancial.com

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Clark Ortiz	817-845-6244
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INSERT TO AMENDMENT TO ARTICLES OF INCORPORATION

SWORDFISH FINANCIAL, INC.

The undersigned does hereby certify that, pursuant to the authority conferred upon the Board of Directors of SWORDFISH FINANCIAL, INC., (the "Company") a Company organized and existing under the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 301, by Minnesota Statutes, Chapter 302A and pursuant to the written consent dated December 19, 2013, duly executed by all of the members of the Company's Board of Directors, adopting the resolutions providing for the issuance of up to 25,000,000 shares of the Company's authorized but unissued preferred stock, par value $.0001, to be designated the Series A Convertible Preferred Stock (the "Preferred Stock") and there being no shareholder action required, the Company's Articles of Incorporation are hereby amended as follows:

ARTICLE III

Capital Stock

A. Common Shares

Section 1.          General.  The voting, dividend and liquidation rights of the holders of the Common Shares are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Shares set forth herein.

Section 2.          Voting.     The holders of the Common Shares are entitled to one vote for each Common Share held at all meetings of shareholders (and written consents in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Shares, as such, shall not be entitled to vote on any amendment to these Articles of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Shares if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation or pursuant to the Florida Business Company Act. There shall be no cumulative voting.

B. Series A Preferred Shares

The "Series A Preferred Shares" shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

Section 1.          Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 25,000,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”). Each share of Preferred Stock shall have a par value of $.0001 per share and a stated value equal to $.0001.

Section 2.          Dividends.

The Holders of outstanding Preferred Stock shall not be entitled to participate in any dividends declared on the Corporation’s common stock.

Section 3.          Voting Rights.

In addition to voting as a class as to all matters that require class voting under the Minnesota Business Corporation Act, the holders of the Preferred Stock shall vote on all matters with the holders of the Common Stock (and not as a separate class) on one hundred votes per share (100:1) basis. The holders of the Preferred Stock shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock.

Section 4.          Rank.

The Preferred Stock shall, with respect to rights on liquidation, rank equivalent to all classes of the common stock, $.0001 par value per share (collectively, the "Common Stock" or "Common Shares"), of the Corporation.

Section 5.          Redemption.

            Shares of Preferred Stock may not be redeemed by the Corporation absent the unanimous consent of the holders thereof.

Section 6.          Conversion.

(a) Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Series A Issue Date at the conversion ratio of one (1) share of Series A Preferred Stock for ten (10) shares of Common Stock.

(b) The Conversion Ratio shall be subject to adjustment in accordance with the following:

i. In case the Corporation shall have at any time or from time to time after the Series A Issue Date, paid a dividend, or made a distribution, on the outstanding shares of Common Stock in shares of Common Stock, subdivided the outstanding shares of Common Stock, combined the outstanding shares of Common Stock into a smaller number of shares of issued by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and with respect to each such case, the Conversion Ratio shall be adjusted so that the holder of any shares of Series A Preferred shall be entitled to receive upon conversion the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive immediately prior to such events or the record date therefor, whichever is earlier, assuming the Series A Preferred Stock had been converted into Common Stock, it being the intention of the foregoing, to provide the holders of Series A Preferred with the same benefits and securities as such holders would have received as holders of Common Stock if the Series A Preferred had been converted into Common Stock at the Conversion Ratio on the Series A Issue Date and such holders had continued to hold such Common Stock.

ii. In case the Corporation shall have at any time or from time to time after the Series A Issue Date declared, ordered, paid or made a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spinoff), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this paragraph, then the holders of the Series A Preferred shall be entitled to receive upon conversion their pro rata share of any such dividend or other distribution on an as converted basis; provided, however, that any plan or declaration of a dividend or distribution shall not have been abandoned or rescinded.

iii. If the Corporation shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or a reorganization, reclassification or recapitalization of the capital stock of the, being referred to as a "Transaction"), in each case, as a result of which shares of Common Stock are converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred would have been entitled upon such Transaction; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth in this Subsection, with respect to the rights and interest thereafter of the holders of the Series A Preferred, to the end that the provisions set forth in this Subsection shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred. The Corporation shall not effect any Transaction (other than a consolidation or merger in which the Corporation is the continuing corporation) unless prior to or simultaneously with the consummation thereof the Corporation, or the successor corporation or purchaser, as the case may be, shall provide in its charter document that each share of Series A Preferred shall be converted into such shares of stock, securities or property as, in accordance with the foregoing provisions, each such holder is entitled to receive. The provisions of this paragraph shall similarly apply to successive Transactions.

(c) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Subsection 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(d) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series A Preferred a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution at least ten (10) days prior to such record date.

(e) The Corporation shall, at or prior to the time of any conversion, take any and all action necessary to increase its authorized, but unissued Common Stock and to reserve and keep available out of its authorized, but unissued Common Stock, such number of shares of Common Stock as shall, from time to time, be sufficient to effect conversion of the Series A Preferred.